Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Clinton Coleman, Chief Executive Officer
317-704-6000
BELL INDUSTRIES REPORTS 2010 THIRD QUARTER RESULTS
INDIANAPOLIS — November 12, 2010 — Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its third quarter ended September 30, 2010.
Revenues from continuing operations for the 2010 third quarter were $40.2 million, up 15.4% from $34.9 million a year ago, with a $0.6 million increase in revenues related to the company’s Recreation Products Group segment and a $4.7 million increase in revenues related to the company’s Bell Techlogix business. The company had net income of $1.8 million, or $4.07 per share, for the 2010 third quarter, an improvement over the prior-year third quarter net income of $0.7 million, or $1.68 per share.
The company’s Recreational Products Group reported revenues of $10.8 million for the 2010 third quarter, compared with $10.2 million in the 2009 third quarter. The 5.9% increase in revenues was attributed primarily to increased in-season sales of marine and RV product lines. As a result of this increase in revenue, RPG’s operating income for the third quarter of 2010 increased by $0.1 million to $0.7 million from the operating income of $0.6 million for the third quarter of 2009.
The Bell Techlogix business reported revenues of $29.4 million for the 2010 third quarter, compared with $24.7 million in the 2009 third quarter. This 19.1% increase was attributed primarily to growth in product sales and revenue from new and existing managed service engagements. As a result of this increase in revenue, Bell Techlogix’s operating income for the 2010 third quarter increased by $0.9 million to $2.2 million from the operating income of $1.3 million for the third quarter of 2009.
Bell’s corporate holding company costs for the 2010 third quarter totaled $0.8 million, a 9% decrease from the prior year period. The decrease in costs was primarily related to reductions in headcount and the related costs. The corporate holding company costs have declined as the company continues to transfer the administrative functions previously performed by the holding company to the business units, which generally operate independently of each other.
“Our strong financial results in the third quarter reflect the continued progress we are achieving in executing our growth strategies” said Clinton J. Coleman, Chief Executive Officer of Bell Industries. “In recent months Bell Techlogix renewed several multi-year engagements with large customers while also adding new managed service customers. Our team at Bell Techlogix is focused on continued expansion by building on our recent successes in developing new customer relationships in both the enterprise and education markets. In addition, the Recreational Products Group business continued to experience growth over the prior year as a result of improved trends in the RV and marine segments.”
About Bell Industries, Inc.
Bell Industries is a holding company for two operating businesses, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of replacement parts and accessories for recreational vehicles and other leisure-related vehicles, including boats, snowmobiles, motorcycles, all terrain vehicles and utility vehicles.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to closely managing costs and making investments in our business to drive profitable growth, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(Tables Follow)

Bell Industries, Inc.
Consolidated Condensed Operating Results
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Net revenues:
Products	$32,199	$27,731	$69,337	$61,422
Services	8,042	7,153	20,814	19,313

Total net revenues	40,241	34,884	90,151	80,735

Costs and expenses:
Cost of products sold	26,897	23,009	56,782	50,183
Cost of services provided	5,249	5,231	14,744	14,049
Selling, general and administratives	5,985	5,610	16,825	16,635
Gain on sale of assets	(9)	—	(25)	—

Operating income (loss)	2,119	1,034	1,825	(132)
Interest expense, net	309	306	862	804

Income (loss) from continuing operations before income taxes	1,810	728	963	(936)
Income tax provision (benefit)	47	(4)	47	(11)

Net income (loss)	1,763	732	916	(925)

Share and per share data
Basic:
Net income (loss)	$4.07	$1.68	$2.12	$(2.13)

Weighted average common shares outstanding	433	433	433	433

Diluted:
Net income (loss)	$0.51	$0.21	$0.27	$(2.12)

Weighted average common shares outstanding	3,455	3,337	3,396	433

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues:
Bell Techlogix
Products	$21,354	$17,532	$37,403	$32,868
Services	8,042	7,153	20,814	19,313

Total Bell Techlogix	29,396	24,685	58,217	52,181
Recreational Products Group	10,845	10,199	31,934	28,554

Total net revenues	$40,241	$34,884	$90,151	$80,735

Operating income (loss):
Bell Techlogix	$2,214	$1,284	$2,274	$1,133
Recreational Products Group	683	615	1,947	1,445
Corporate costs	(787)	(865)	(2,421)	(2,710)
Gain on sale of assets	9	—	25	—

Total operating income (loss)	2,119	1,034	1,825	(132)
Interest expense, net	309	306	862	804

Income (loss) from continuing operations before income taxes	$1,810	$728	$963	$(936)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$792	$2,608
Accounts receivable, net	18,143	9,210
Inventories, net	7,185	8,012
Notes receivable	—	300
Prepaid expenses and other current assets	1,528	846

Total current assets	27,648	20,976

Fixed assets, net	700	802
Other assets	758	775
Acquisition deposits

Total assets	$29,106	$22,553

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Revolving credit facility	$5,466	$—
Accounts payable	6,117	5,382
Accrued payroll	1,901	1,882
Other accrued liabilities	1,723	2,440

Total current liabilities	15,207	9,704

Convertible note	11,721	11,345
Other long-term liabilities	3,323	3,592

Total liabilities	30,251	24,641

Shareholders’ deficit	(1,145)	(2,088)

Total liabilities and shareholders’ deficit	$29,106	$22,553